Exhibit 3.1

Filed in the Office of	Business Number C28190-1999
Barbara K. Cegavske	Filing Number 20200729836
Secretary of State State Of Nevada	Filed On 6/17/2020 8:58:00 AM
	Number of Pages 6

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:

Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)

Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)

Officer's Statement (PURSUANT TO NRS 80.030)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity as on file with the Nevada Secretary of State: VerifyMe, Inc. Entity or Nevada Business Identification Number (NVID): NV19991422667
2. Restated or Amended and Restated Articles: (Select one) (If amending and restating only, complete section 1,2 3, 5 and 6)	☒ Certificate to Accompany Restated Articles or Amended and Restated Articles ☐ Restated Articles - No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate. ☒ Amended and Restated Articles * Restated or Amended and Restated Articles must be included with this filing type.
3. Type of Amendment Filing Being Completed: (Select only one box) (If amending, complete section 1, 3, 5 and 6.)	☐ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.380 - Before Issuance of Stock) The undersigned declare that they constitute at least two-thirds of the following: (Check only one box) ☐ incorporators ☐ board of directors The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued
	☒ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock) The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 65,364,540
	☐ Officer's Statement (foreign qualified entities only) - Name in home state, if using a modified name in Nevada: Jurisdiction of formation: Changes to takes the following effect: ☐ The entity name has been amended. ☐ Dissolution ☐ The purpose of the entity has been amended. ☐ Merger ☐ The authorized shares have been amended. ☐ Conversion ☐ Other: (specify changes) * Officer's Statement must be submitted with either a certified copy of or a certificate evidencing the filing of any document, amendatory or otherwise, relating to the original articles in the place of the corporations creation.

This form must be accompanied by appropriate fees.

Page 1 of 2
Revised: 1/1/2019

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684--5708 Website: www.nvsos.gov Profit Corporation: Certificate of Amendment (PuRsu ANT ro NRs 78.3eo & 78.385/78.390) Certificate to Accompany Restated Articles or Amended and Restated Articles (PuRsu ANT To NRs 1a.403i Officer's Statement PuRsuANT rn NRs so.o3o) Effective Date and Time: (Optional) Information Being Changed: (Domestic corporations only) Date: 06/18/2020 Time: 12:01 a.m., E.ST ( must not be later than 90 days after the certificate is filed) Changes to takes the following effect: The entity name has been amended. The registered agent has been changed. (attach Certificate of Acceptance from new registered agent) The purpose of the entity has been amended. The authorized shares have been amended. The directors, managers or general partners have been amended. IRS tax language has been added. Articles have been added. Articles have been deleted. X Other. The articles have been amended as follows: (provide article numbers, if available) The Amended and Restated Atl!des ot lnco,por,!tlon have t,e,,,, amended and r,,stated as tore.id as set fcnh on Exhitl! A attached hereto. Signature: (Required) x _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ President and Chief Executive Officer Title Signatureof Officer or Authorized Signer Till e •1f any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote oth erwise required, or the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof. Please include any required or optional information in space below: (attach additional page(s) if necessary) This form must be accompanied by appropriate fees. Page 2 of .2 Rev sed: 11112019

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
VERIFYME, INC.

ARTICLE I

NAME

The name of the corporation is VerifyMe, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE

The name of the resident agent and the street address of the registered office in the State of Nevada where process may be served upon the Corporation are CSC Services of Nevada, Inc., 502 East John Street, Carson City, Nevada 89706. The Corporation may, from time to time, in the manner provided by law, change the resident agent and registered office within the State of Nevada. The Corporation may also maintain an office or offices for the conduct of its business either within or without the state of Nevada.

ARTICLE III

CAPITAL STOCK

Section 1     Authorized Shares. The aggregate number of shares which the Corporation shall have authority to issue is Seven Hundred Fifty Million (750,000,000), consisting of two classes to be designated, respectively, “Common Stock” and “Preferred Stock,” with all such shares having a par value of $0.001 per share. The total number of shares of Common Stock that the Corporation shall have authority to issue is Six Hundred Seventy-Five Million (675,000,000). The total number of shares of Preferred Stock that the Corporation shall have authority to issue is Seventy-Five Million (75,000,000). The Preferred Stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issuance of any shares thereof. The voting powers, designations, preferences, limitations, restrictions, and relative, participating, optional and other rights, and the qualifications, limitations, or restrictions thereof, of the Preferred Stock shall hereinafter be prescribed by a resolution of the board of directors of the Corporation pursuant to Section 3 of this Article III.

Effective as of 12:01 a.m. Eastern Time on June 18, 2020 (the “Effective Time”), each 50 shares of Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or any holder thereof, subject to the treatment of fractional share interests described below (the “Reverse Stock Split”). The record date for the Reverse Stock Split, and for determining the stockholders of record whose shares of Common Stock will be adjusted by the Reverse Stock Split, is the close of business on June 17, 2020. No certificates representing fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Stockholders of record who otherwise would be entitled to receive fractional shares of Common Stock because they hold a number of shares not evenly divisible by the Reverse Stock Split ratio will automatically be entitled to receive an additional fraction of a share of Common Stock to round up to the next whole share. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been converted, plus any additional fraction of a share of Common Stock to round up to the next whole share.

 Section 2         Common Stock.

(a)       Dividend Rate. Subject to the rights of holders of any Preferred Stock having preference as to dividends, the holders of Common Stock shall be entitled to receive dividends when, as and if declared by the board of directors of the Corporation out of assets legally available therefor.

(b)       Voting Rights. The holders of the issued and outstanding shares of Common Stock shall be entitled to one vote for each share of Common Stock.

(c)       Liquidation Rights. In the event of liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, subject to the prior rights of holders of Preferred Stock to share ratably in the Corporation’s assets, the Common Stock and any shares of Preferred Stock which are not entitled to any preference in liquidation shall share equally and ratably in the Corporation’s assets available for distribution after giving effect to any liquidation preference of any shares of Preferred Stock.

(d)       No Cumulative Voting, Conversion, Redemption or Preemptive Rights. The holders of Common Stock shall not have any cumulative voting, conversion, redemption or preemptive rights.

(e)       Consideration for Shares. The Common Stock authorized by this Article shall be issued for such consideration as shall be fixed, from time to time, by the board of directors of the Corporation.

Section 3          Preferred Stock.

(a)       Designation. The board of directors of the Corporation is hereby vested with the authority from time to time to provide by resolution for the issuance of shares of Preferred Stock in one or more series not exceeding the aggregate number of shares of Preferred Stock authorized by these Amended and Restated Articles of Incorporation, as amended from time to time (hereinafter, the “Articles”), and to fix and determine with respect to each such series the voting powers, if any (which voting powers if granted may be full or limited), designations, preferences, and relative, participating, optional, or other special rights, and the qualifications, limitations, or restrictions relating thereto, including, without limiting the generality of the foregoing, the voting rights relating to shares of Preferred Stock of any series (which may vary over time and which may be applicable generally only upon the happening and continuance of stated facts or events or ascertained outside the Articles), the rate of dividend to which holders of Preferred Stock of any series may be entitled (which may be cumulative or noncumulative), the rights of holders of Preferred Stock of any series in the event of liquidation, dissolution or winding up of the affairs of the Corporation, the rights, if any, of holders of Preferred Stock of any series to convert or exchange such shares of Preferred Stock of such series for shares of any other class or series of capital stock or for any other securities, property, or assets of the Corporation or any subsidiary (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable, and the time or times during which a particular price or rate shall be applicable). The board of directors of the Corporation is further authorized to increase or decrease (but not below the number of such shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series. Unless the board of directors of the Corporation provides to the contrary in the resolution which fixes the characteristics of a series of Preferred Stock, neither the consent by series, or otherwise, of the holders of any outstanding Preferred Stock nor the consent of the holders of any outstanding Common Stock shall be required for the issuance of any new series of Preferred Stock, regardless of whether the rights and preferences of the new series of Preferred Stock are senior or superior, in any way, to the outstanding series of Preferred Stock or the Common Stock.

(b)       Certificate. Before the Corporation shall issue any shares of Preferred Stock of any series, a certificate of designation setting forth a copy of the resolution or resolutions of the board of directors of the Corporation, and establishing the voting powers, designations and preferences, the relative, participating, optional or other rights, if any, and the qualifications, limitations, and restrictions, if any, relating to the shares of Preferred Stock of such series and the number of shares of Preferred Stock of such series authorized by the board of directors of the Corporation to be issued shall be made and signed by an officer of the Corporation and filed in the manner prescribed by the NRS.

ARTICLE IV

ACTIONS OF STOCKHOLDERS

[Intentionally Omitted]

ARTICLE V

DIRECTORS AND OFFICERS

Section 1          Number of Directors. The members of the governing board of the Corporation are styled as directors. The board of directors of the Corporation shall be elected in such manner as shall be provided in the bylaws of the Corporation. The board of directors shall consist of at least one director but not more than (15) directors. The number of directors may be changed from time to time in such manner as shall be provided in the bylaws of the Corporation.

Section 2          Limitation of Liability. The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS. If the NRS is amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended from time to time.

Section 3          Payment of Expenses. In addition to any other rights of indemnification permitted by the laws of the State of Nevada or as may be provided for by the Corporation in its bylaws or by agreement, the expenses of directors and officers incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such director or officer in his or her capacity as a director or officer of the Corporation, must be paid by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation.

Section 4          Repeal and Conflicts. Any repeal or modification of Section 2 or 3 of this Article V approved by the stockholders of the Corporation shall be prospective only, and shall not adversely afflict any limitation on the liability of a director or officer of the Corporation existing as of the time of such repeal or modification. In the event of any conflict between Section 2 or 3 of this Article V and any other Article of the Articles, the terms and provisions of Section 2 or 3 of this Article V shall control.

ARTICLE VI

AMENDMENTS

The Corporation reserves the right to amend, after, change or repeal any provision contained in the Articles, in the manner now or hereafter prescribed by the NRS, and all rights conferred on stockholders herein are granted subject to this reservation.